FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNOUNCES COMPLETION OF SALE OF

CHATHAM BARS INN

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CINCINNATI, OH, June 2, 2006 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today announced that it has completed the sale of Chatham Bars Inn, its resort property located on Cape Cod, Massachusetts, for a price of approximately $166 million. In connection with the sale, $10 million of the sale proceeds have been placed in escrow for possible use in satisfying certain contingencies. GAFRI expects to report a gross gain (after sales expenses and contingencies) of approximately $78-$80 million on the sale. After taxes and the write-off of certain deferred acquisition costs on annuities associated with the gain recognition, the Company expects to report a gain of approximately $29-$32 million ($0.60 - $0.67 per share). These amounts are lower than originally forecasted due primarily to the contingent amount discussed above. The gain will be included in the Company's results for the second quarter of 2006. Additional gains could be recorded to the extent that the contingencies are favorably resolved. The Company had owned and operated the hotel since 1993.

S. Craig Lindner, GAFRI's Chief Executive Officer, commented, "We are pleased to have completed the sale of Chatham Bars Inn. We intend to continue our efforts to grow our core businesses organically and through acquisitions and will look for opportunities to utilize the proceeds of this sale as part of those growth efforts."

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with nearly $12 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future events and results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: the Company's expectations concerning the amount of gain to be realized, transaction costs to be incurred, the ability to address certain contingencies, regulatory actions and the amount of deferred acquisition costs associated with the gain recognition. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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